Exhibit 99.1

Optex Systems Holdings Announces Fiscal Q3 2026 Financial Results

RICHARDSON, Texas, August 11, 2026 – Optex Systems Holdings, Inc. (Nasdaq: OPXS), a manufacturer of precision optical sighting systems for military and commercial applications, today announced financial results for the three and nine months ended June 28, 2026.

Chad George, CEO of Optex Systems Holdings, Inc., commented: “While revenue was impacted by delayed contract awards and delivery schedules, we continued to improve gross margins through operational efficiencies, improved pricing, and a more favorable product mix. With a solid funded backlog and anticipated contract awards, we remain optimistic about our revenue outlook for the fourth quarter and beyond.”

Q3 Fiscal 2026 Highlights

●	Revenue for the quarter was $9.7 million compared to $11.1 million in the prior year period, with the decline primarily driven by approximately $1.5 million of periscope deliveries that were anticipated to deliver in the current quarter but slipped into the fourth quarter.

●	Nine-month revenue totaled $28.5 million, compared to $30.0 million in the prior-year period.

●	Gross margin for the quarter improved to 34.2% compared to 28.5% last year.

●	Nine-month gross margin improved to 30.9% from 28.8% in the previous year.

●	Quarterly net income was $1.3 million, or $0.18 per diluted share, compared to $1.5 million, or $0.22 per diluted share last year.

●	Adjusted EBITDA was $1.8 million compared to $2.1 million in the prior year three-month period.

●	New orders decreased 19.1% year over year to $19.5 million for the first nine months.

●	Working capital increased to $23.9 million, reflecting the Company’s strong liquidity position.

●	Cash balance totaled $6.2 million with no outstanding debt under the Company’s revolving credit facility.

Revenue for the nine-month period was negatively impacted by the federal government shutdown and delayed approval of the fiscal 2026 appropriations bill, which postponed several contract awards into the second half of the fiscal year. In addition, approximately $1.5 million in scheduled periscope deliveries were pushed from the current fiscal quarter into the fourth quarter as a result of delivery schedule issues with two key customers. The units were complete and ready to ship.

Despite lower revenue, gross profit and gross margin improved due to the completion of legacy loss-making contracts, improved pricing on newer programs, a more favorable product mix, and operational efficiencies, primarily at the Optex Richardson facility.

Operating expenses increased primarily due to higher research and development investment, leadership transition costs, stock-based compensation expense, and spending related to CMMC compliance and internal systems enhancements.

Fiscal 2026 Outlook

Based on its funded backlog and anticipated contract awards, the Company continues to expect stronger revenue performance in the fourth quarter of fiscal 2026, and is reiterating its previously issued full-year revenue guidance of between $43 million and $45 million, compared to $41.3 million during fiscal 2025.

In addition, the Company continues to expect full-year fiscal 2026 Adjusted EBITDA to range between $7.5 million and $8.5 million, compared to $8.0 million in fiscal 2025.

Lower demand for the Company’s standard periscopes reflects increased competition in several product categories and the impact of recent U.S. defense budget appropriations. However, the Company anticipates significantly higher revenue for periscopes and laser filters in the next fiscal quarter based on current order backlog.

The Company anticipates orders of approximately $4 million for laser filter units in support of the Next Gen Squad weapon fire control system which was delayed by the customer and is now expected to be awarded in the next three to six months. In addition, the Company currently has more than $24 million in outstanding customer quotations for new products and expects to convert approximately $10 million to $12.5 million of those opportunities into awards over the next six months.

During the first nine months of fiscal 2026, the Company invested approximately $1.1 million in capital equipment and committed an additional $2.8 million to expand manufacturing capacity, support new product lines, and enhance rapid prototyping and research capabilities.

Our key performance measures for the three and nine months ended June 28, 2026 and June 29, 2025 are summarized below.

	(Thousands)
	Three months ended			Nine months ended
Metric	Jun 28, 2026	Jun 29, 2025	% Change	Jun 29, 2026	Jun 30, 2025	% Change
Revenue	$9,729	$11,110	(12.4)%	$28,501	$30,038	(5.1)%
Gross Profit	$3,325	$3,168	5.0%	$8,814	$8,658	1.8
Gross Margin %	34.2%	28.5%	20.0%	30.9%	28.8%	7.3%
Operating Income	$1,391	$1,911	(27.2)%	$3,204	$5,065	(36.7)%
Net Income	$1,280	$1,510	(15.2)%	$2,863	$4,122	(30.5)%
Adjusted EBITDA (non-GAAP)	$1,764	$2,126	(17.0)%	$4,527	$5,698	(20.6)%

The table below summarizes our three and nine-month operating results for the periods ended June 28, 2026 and June 29, 2025, in terms of both the GAAP net income measure and the Adjusted EBITDA non-GAAP measure. We believe that including both measures allows the reader to better evaluate our overall performance.

	(Thousands)
	Three months ended		Nine months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Net Income (GAAP)	$1,280	$1,510	$2,863	$4,122
Add:
Non-recurring General and Administrative Expenses(1)	-	-	291	-
Federal Income Tax Expense	139	401	453	931
Depreciation and Amortization	107	131	294	386
Stock Compensation	266	83	738	247
Interest (Income) Expense	(28)	-	(112)	12
Adjusted EBITDA – Non-GAAP	$1,764	$2,125	$4,527	$5,698

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Optex Systems Holdings, Inc.

Condensed Consolidated Balance Sheets

	(Thousands, except share and per share data)
	June 28, 2026	September 28, 2025
	(Unaudited)
ASSETS

Cash and Cash Equivalents	$6,175	$6,389
Accounts Receivable, Net	4,292	4,569
Inventory, Net	16,448	14,322
Contract Asset	108	142
Prepaid Expenses	841	285

Current Assets	27,864	25,707

Property and Equipment, Net	2,189	1,427

Other Assets
Deferred Tax Asset	1,047	1,199
Right-of-use Asset	1,358	1,700
Security Deposits	23	23

Other Assets	2,428	2,922

Total Assets	$32,481	$30,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$1,320	$1,525
Operating Lease Liability	677	645
Federal Income Taxes Payable	-	87
Accrued Expenses	1,605	1,634
Accrued Selling Expense	115	141
Accrued Warranty Costs	25	162
Contract Loss Reserves	29	132
Customer Advance Deposits	158	234

Current Liabilities	3,929	4,560

Other Liabilities
Operating Lease Liability, net of current portion	807	1,205

Total Liabilities	4,736	5,765

Commitments and Contingencies

Stockholders’ Equity
Common Stock – ($0.001 par, 2,000,000,000 authorized, and issued and outstanding shares of 6,959,873 and 6,920,658 as of June 28, 2026 and September 28, 2025, respectively)	7	7
Additional Paid in Capital	22,392	21,801
Retained Earnings	5,346	2,483

Stockholders’ Equity	27,745	24,291

Total Liabilities and Stockholders’ Equity	$32,481	$30,056

The accompanying notes in our Form 10-Q for the three and nine months ended June 28, 2026 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on August 11, 2026 and December 17, 2025, respectively, are an integral part of these financial statements.

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Optex Systems Holdings, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	(Thousands, except share and per share data)
	Three months ended		Nine months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Revenue	$9,729	$11,110	$28,501	$30,038

Cost of Sales	6,404	7,942	19,687	21,380

Gross Profit	3,325	3,168	8,814	8,658

General and Administrative Expense	1,934	1,257	5,610	3,593

Operating Income	1,391	1,911	3,204	5,065

Interest Income (Expense)	28	-	112	(12)

Income Before Taxes	1,419	1,911	3,316	5,053

Income Tax Expense, net	139	401	453	931

Net Income	$1,280	$1,510	$2,863	$4,122

Basic Income per Share	$0.18	$0.22	$0.41	$0.60

Weighted Average Common Shares Outstanding - basic	6,935,008	6,884,429	6,915,059	6,856,776

Diluted Income per Share	$0.18	$0.22	$0.41	$0.60

Weighted Average Common Shares Outstanding - diluted	6,935,008	6,929,625	6,938,639	6,911,817

The accompanying notes in our Form 10-Q for the three and nine months ended June 28, 2026 and our Annual Report on Form 10-K for the twelve months ended September 28, 2025 filed with the SEC on August 11, 2026 and December 17, 2025, respectively, are an integral part of these financial statements.

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About Optex Systems Holdings

Optex Systems Holdings, Inc. manufactures optical sighting systems and assemblies primarily for U.S. Department of Defense applications. Its products are installed on military vehicle platforms including the Abrams, Bradley, and Stryker vehicle families, along with numerous surveillance and night vision systems. For more information, visit www.optexsys.com

Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the products and services described herein. You can identify these statements by the use of the words “believe,” “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions.

These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding growth strategy; product and development programs; financial performance and financial condition (including revenue, net income, G&A expenses, profit margins (including Adjusted EBITDA) and working capital); customer demand; orders and backlog; expected timing of contract deliveries to customers and corresponding revenue recognition; increases in the cost of materials and labor; costs remaining to fulfill contracts; contract loss reserves; labor shortages; follow-on orders; supply chain challenges; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the defense industry.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs and military spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, changes in spending due to policy changes in any new federal presidential administration, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control.

You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

Contact:

IR@optexsys.com

1-972-764-5718

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